Filed pursuant to Rule 424(b)(3)
under the Securities Act of 1933
in connection with Registration
Statement No. 333-199005

PROSPECTUS SUPPLEMENT NO. 10
(TO PROSPECTUS DATED NOVEMBER 12, 2014)

MABVAX THERAPEUTICS HOLDINGS, INC.

1,615,070 Shares of Common Stock

This Prospectus Supplement No. 10 supplements and amends the prospectus dated November 12, 2014 relating to the resale of up to 1,615,070 shares of our common stock issuable upon conversion of shares of our Series A-1 Preferred Stock, including shares of our common stock issuable as a result of accrued and unpaid dividends on shares of our Series A-1 Preferred Stock through October 6, 2014.

This prospectus supplement should be read in conjunction with the prospectus dated November 12, 2014, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. We will not receive any proceeds from the resale of the shares of common stock issuable upon conversion of shares of our Series A-1 Preferred Stock.

On June 10, 2015, we filed a Current Report on Form 8-K with the Securities and Exchange Commission, the which, without exhibits, is attached hereto:

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2015.

INDEX TO FILINGS

Annex

Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2015	A

ANNEX A

As filed with the Securities and Exchange Commission on June 10, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, on March 31, 2015 and April 10, 2015, MabVax Therapeutics Holdings, Inc. (the “Company”) entered into registration rights agreements (the “Registration Rights Agreements”) with the investors that participated in the Company’s private placement of its securities, conducted on March 31, 2015 and April 10, 2015, respectively (collectively, the “Investors”).

On June 9, 2015, pursuant to Section 3.3 of the Registration Rights Agreements, the Company and Investors holding over 63% of the outstanding Registrable Securities (as such term is defined in the Registration Rights Agreements) entered into an amendment agreement (the “Amendment”) to the Registration Rights Agreements in order to: (i) amend the definition of  “Filing Date” for the initial registration statement such that such term shall be defined as “August 5, 2015” and (ii) waive any payments that may be due to the Investors as a result of the Company not filing a registration statement on or before the Filing Date, as such term was originally defined.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Form of Amendment Agreement to Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: June 10, 2015	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer